EXHIBIT 99.1

Contacts:

Electronic Arts

Chris Evenden

VP, Investor Relations

cevenden@ea.com

650-628-0255

John Reseburg

VP, Communications

jreseburg@ea.com

650-628-3601

WarnerMedia

Remi Sklar

Warner Bros. Games

remi.sklar@warnerbros.com

818-641-4038

AT&T

Fletcher Cook

AT&T Inc.

fletcher.cook@att.com

214-912-8541

ELECTRONIC ARTS ACQUIRES PLAYDEMIC, MAKERS OF THE HIGHLY SUCCESSFUL

GOLF CLASH MOBILE GAME, FROM WARNER BROS. GAMES AND AT&T

Talented Creators of Golf Clash Set to Bring Expertise to Future Mobile Games for EA

REDWOOD CITY, California and DALLAS, Texas – June 23, 2021—Today, Electronic Arts (NASDAQ:EA), AT&T* (NYSE:T) and WarnerMedia announced the sale of Warner Bros. Games’ Playdemic, Ltd., the mobile games studio responsible for Golf Clash, to EA. Under the terms of the agreement, EA will acquire Playdemic for $1.4 billion in cash.

Playdemic is a premier mobile gaming company founded in 2010 and known for its popular, award-winning game Golf Clash. Golf Clash is available on iOS, Android, and Facebook and allows players to compete with each other around the world in real time. Golf Clash is one of the leading mobile games in the US and UK and has more than 80 million downloads globally to date. The game has been honored with numerous industry awards, including winner of the BAFTA Games Mobile Game of the Year (2018), Mobile Games Awards Game of the Year (2018), PocketGamer.biz Game of the Year (2017) and The Independent Game Developers’ Association (TIGA) Awards Game of the Year (2017).

“We have enjoyed working with the talented team at Playdemic as they have grown Golf Clash beyond all expectations into a hit mobile game with tremendous longevity,” said David Haddad, President, Warner Bros. Games. “While we have great respect for the Playdemic team, our decision to divest is a part of our overall strategy to build games based on Warner Bros. storied franchises.”

“Playdemic is a team of true innovators, and we’re thrilled to have them join the Electronic Arts family,” said Andrew Wilson, CEO of Electronic Arts. “In addition to the ongoing success of Golf Clash, the talent, technology and expertise of Playdemic will be a powerful combination with our teams and IP at Electronic Arts. This is the next step building on our strategy to expand our sports portfolio and accelerate our growth in mobile to reach more players around the world with more great games and content.”

The acquisition of Playdemic is part of EA’s mobile growth strategy focused on delivering exciting new experiences for EA’s network of nearly half a billion players around the world. Playdemic’s portfolio and talent will be a significant addition to EA’s mobile growth engine. The acquisition will add to EA’s mobile portfolio of more than 15 top live services across fast-growing genres, including lifestyle, casual, sports, and mid-core games.

Playdemic’s experienced executive team has worked together since 2014, with strong expertise in mobile games and a proven track record of success in clash games. Playdemic’s expertise in building mobile games beloved by players around the world, combined with EA’s industry-leading IP, presents opportunities to expand the clash mechanic to other franchises and for future growth in mobile experiences.

“We founded Playdemic with a focus on creating highly engaging and innovative game experiences. Our success with Golf Clash has proven our approach and demonstrated the ability of our incredibly talented teams to develop and operate best in class mobile games,” said Paul Gouge, CEO of Playdemic. “Joining EA, one of the most successful games companies in the world, is an important next step in our journey and we are excited to continue to develop both Golf Clash and new titles as part of the EA family.”

The purchase price for the transaction is subject to customary adjustments, and will be paid in cash at closing and retained by AT&T. The transaction is subject to customary regulatory approvals. The remaining Warner Bros. Games portfolio is included in the recently announced WarnerMedia-Discovery transaction and will become part of the combined media and entertainment company after the expected close of that transaction.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers.

In fiscal year 2021, EA posted GAAP net revenue of $5.6 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS™ FIFA, Battlefield™, Apex Legends™, The Sims™, Madden NFL, Need for Speed™, Titanfall™ and F1™. More information about EA is available at www.ea.com/news.

EA SPORTS, Ultimate Team, Battlefield, Need for Speed, Apex Legends, The Sims and Titanfall are trademarks of Electronic Arts Inc. John Madden, NFL, FIFA and F1 are the property of their respective owners and used with permission.

About Warner Bros. Games

Warner Bros. Games is a premier worldwide publisher, developer, licensor and distributor of entertainment content for the interactive space across all platforms, including console, handheld, mobile and PC-based gaming for both internal and third-party game titles. Additional information about Warner Bros. Games can be found at www.warnerbrosgames.com.

*About AT&T

AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. Consumers and businesses have more than 225 million monthly subscriptions to our services. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across mobile and broadband. Plus, it serves high-speed, highly secure connectivity and smart solutions to nearly 3 million business customers. WarnerMedia is a leading media and entertainment company that creates and distributes premium and popular content to global audiences through its consumer brands, including: HBO, HBO Max, Warner Bros., TNT, TBS, truTV, CNN, DC Entertainment, New Line, Cartoon Network, Adult Swim and Turner Classic Movies. Xandr, now part of WarnerMedia, provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its platform. AT&T Latin America provides pay-TV services across 10 countries and territories in Latin America and the Caribbean and wireless services to consumers and businesses in Mexico.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2021 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements

Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non GAAP financial measures and the GAAP financial measures are available on the company’s website at https://investors.att.com.